Exhibit 23.4

December 21, 2007

Re:	Valuation Appraisal of Century Commercial Bancorp, Inc.

Century Bank

Parma, Ohio

We hereby consent to the use of our firm’s name in the Form S-1 of Century Commercial Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of Century Commercial Bancorp, Inc., provided in our Valuation Appraisal Report and any Valuation Updates, the Form S-1 to be filed with the Securities and Exchange Commission and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

By:	/s/ John A. Shaffer
John A. Shaffer
Vice President